EXHIBIT 23.2

Cinnamon Jang Willoughby & Company
Chartered Accountants
A Partnership of Incorporated Professionals

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

        We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form SB-2 (Amendment No. 2 to Form S-3) and related prospectus of Flexible Solutions International, Inc. and its subsidiaries for the registration of up to 1,854,000 shares of its common stock and to the inclusion therein of our report, dated February 6, 2006, with respect to the consolidated financial statements of Flexible Solutions International, Inc. included in its Annual Report on Form 10-KSB as of and for the years ended December 31, 2005 and 2004, filed with the Securities and Exchange Commission on March 10, 2006.

/S/ “CINNAMON JANG WILLOUGHBY & COMPANY” Chartered Accountants

Burnaby, British Columbia
March 24, 2006